Exhibit (e)(4)

MUTUAL NON-DISCLOSURE AGREEMENT

This Mutual Non-Disclosure Agreement (this “Agreement”) is entered into between Icosavax, Inc., a Delaware corporation (“Company”), and the other party named on the signature page hereto (“Other Party”) as of 21-July-2022 (the “Effective Date”), to protect the confidentiality of certain confidential information of Company or of Other Party to be disclosed under this Agreement solely for use in evaluating or pursuing a business relationship between the parties (the “Permitted Use”). Company and Other Party may be referred to herein individually as a “Party” and collectively as the “Parties.”

1.            As used herein, the “Confidential Information” of a Party will mean any and all technical and non-technical information disclosed by such Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), which may include without limitation: (a) patent and patent applications; (b) trade secrets; (c) proprietary and confidential information, ideas, techniques, sketches, drawings, works of authorship, models, inventions, know-how, processes, methods of manufacture, apparatuses, equipment, algorithms, software programs and source documents, compositions, and formulae related to the current, future, and proposed products and services of each of the Parties, such as information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, compounds, investors, employees, business and contractual relationships, business forecasts, sales and merchandising, and marketing plans; and (d) all other information that the Receiving Party knew, or reasonably should have known, was the Confidential Information of the Disclosing Party. For clarity, Confidential Information of the Disclosing Party shall include all non-public or proprietary information of any third party disclosed by such Disclosing Party pursuant to this Agreement.

2.            Subject to Section 3, the Receiving Party agrees that at all times and notwithstanding any termination or expiration of this Agreement the Receiving Party and its Affiliates will hold in strict confidence and not disclose to any third party any Confidential Information of the Disclosing Party, except as approved in writing by the Disclosing Party, and will use the Confidential Information of the Disclosing Party for no purpose other than the Permitted Use. The Receiving Party will also protect such Confidential Information with at least the same degree of care that the Receiving Party uses to protect its own Confidential Information, but in no case, less than reasonable care. The Receiving Party will limit access to the Confidential Information of the Disclosing Party to only those of the Receiving Party’s affiliates, directors, officers, employees, agents or authorized representatives having a need to know and who are bound by confidentiality obligations at least as restrictive as those contained herein. The Receiving Party shall be jointly and severally liable for any breach by any of its Representatives of the restrictions set forth in this Agreement.

3.            The Receiving Party will not have any obligations under this Agreement with respect to a specific portion of the Confidential Information of the Disclosing Party if such Receiving Party can demonstrate that such portion of Confidential Information:

(a)            was in the public domain at the time it was disclosed to the Receiving Party;

(b)            entered the public domain subsequent to the time it was disclosed to the Receiving Party, through no fault of the Receiving Party;

(c)            was in the Receiving Party’s possession free of any obligation of confidence at the time it was disclosed to the Receiving Party;

(d)            was rightfully communicated to the Receiving Party free of any obligation of confidence subsequent to the time it was disclosed to the Receiving Party; or

(e)            was developed by affiliates, employees or agents of the Receiving Party who had no access to any Confidential Information.

(f)            was received from a third party, other than a Representative of the Disclosing Party, that is lawfully in possession of such information and was not in violation of any contractual or legal obligation of confidentiality between such third party and the Disclosing Party or any of its Representatives with respect to such information.

4.            Notwithstanding the above, the Receiving Party may disclose certain Confidential Information of the Disclosing Party, without violating the obligations of this Agreement, to the extent such disclosure is required by a subpoena, interrogatories, valid order of a court, securities regulations, securities regulators or another governmental body having jurisdiction, provided that the Receiving Party provides the Disclosing Party, to the extent legally permissible, with reasonable prior notice of such disclosure and makes a reasonable effort to assist the Disclosing Party in obtaining, at no cost to Receiving Party, a protective order preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required, or for which the order was issued.

5.            The Receiving Party will immediately notify the Disclosing Party upon discovery of any loss or unauthorized disclosure of the Confidential Information of the Disclosing Party or use of Confidential Information of the Disclosing Party by the Receiving Party or any of its Representatives in breach of the terms hereof, and the Receiving Party, at its expense, shall cooperate with the Disclosing Party at the Disclosing Party’s reasonable request to mitigate such breach and prevent any further breach hereof.

6.            Upon termination or expiration of this Agreement, each party shall immediately cease, and cause its Representatives to cease, use of the Disclosing Party’s Confidential Information. Upon written request of either Party, each Party will promptly return to the Disclosing Party or destroy all documents and other tangible materials representing the Disclosing Party’s Confidential Information and all copies thereof. Notwithstanding the destruction or return of Confidential Information, the Receiving Party will continue to be bound by its obligations under this Agreement. Notwithstanding the foregoing, Receiving Party may retain one copy of the Confidential Information to the extent necessary to comply with internal document retention policies, or legal and regulatory compliance obligations and any obligation to return the Confidential Information or destroy same does not extend to automatically generated computer back-up or archival copies generated in the ordinary course of Receiving Party’s information systems procedures, provided that such copies continue to be subject to the terms hereof.

7.            Confidential Information is and shall remain the sole property of the Disclosing Party. The Receiving Party recognizes and agrees that nothing contained in this Agreement will be construed as granting any property rights, by license or otherwise, to any Confidential Information of the Disclosing Party, or to any invention or any patent, copyright, trademark, or other intellectual property right that has issued or that may issue, based on such Confidential Information. Neither Receiving Party will make, have made, use or sell for any purpose any product or other item using, incorporating or derived from any Confidential Information of the Disclosing Party. Neither this Agreement nor the disclosure of any Confidential Information hereunder shall result in any obligation on the part of either Party to enter into any further agreement with the other, license any products or services to the other, or to require either Party to disclose any particular Confidential Information. Nothing in this Agreement creates or shall be deemed to create any employment, joint venture, or agency between the Parties.

8.            The Receiving Party will not reproduce the Confidential Information of the Disclosing Party in any form except as required to accomplish the intent of this Agreement. Any reproduction by a Receiving Party of any Confidential Information of the Disclosing Party will remain the property of the Disclosing Party and will contain any and all confidential or proprietary notices or legends that appear on the original, unless otherwise authorized in writing by the Disclosing Party.

9.            In performing its obligations and exercising its rights under this Agreement, the Company warrants and represents that it will maintain adequate administrative, technical, and physical measures, controls, tools, systems, policies and procedures in accordance with good cyber security industry practice appropriate to the Company’s current stage of development. The Company will notify AstraZeneca, in writing, about any security incident affecting or which may affect any IT Infrastructure or data or facilities owned, leased or used by and/or provided for use by Company, which may affect the Confidential Information disclosed under this Agreement, without undue delay and in any event within 48 hours after the Company becomes aware that a security incident has occurred. Such notification will be, in the first instance, sent by e-mail to the following e-mail address: SOCITSecurity@astrazeneca.com and immediately followed up by telephone to 0044 1625 513080.

10.            This Agreement will terminate five (5) years after the Effective Date or may be terminated by either Party at any time upon thirty (30) days written notice to the other Party. Each Party’s obligations under this Agreement, including without limitation each party’s confidentiality and non-use obligations, will survive termination of this Agreement for a period of seven (7) years and will be binding upon such Party’s heirs, successors, and assigns.

11.            THE DISCLOSING PARTY IS PROVIDING CONFIDENTIAL INFORMATION ON AN “AS IS” BASIS FOR USE BY THE RECEIVING PARTY AT ITS OWN RISK. THE DISCLOSING PARTY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

12.            This Agreement and any action related thereto will be governed, controlled, interpreted, and defined by and under the laws of the State of Delaware, without giving effect to any conflicts of laws principles that require the application of the law of a different state. Any disputes under this Agreement may be brought in the state courts and the Federal courts for the state of Delaware, and the parties hereby consent to the personal jurisdiction and exclusive venue of these courts. This Agreement may not be amended except by a writing signed by both parties.

13.            Each Party acknowledges that its breach of this Agreement may cause irreparable damage to the other Party and hereby agrees that the other Party will be entitled to seek injunctive relief under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

14.            If any provision of this Agreement is found by a proper authority to be unenforceable or invalid, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole and, in such event, such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

15.            Neither Party will communicate any information to the other Party in violation of the proprietary rights of any third party.

16.            Neither Party will assign or transfer any rights or obligations under this Agreement without the prior written consent of the other Party and any attempted assignment, subcontract, delegation, or transfer in violation of the foregoing will be null and void, except that a Party may assign this Agreement without such consent to its successor in interest by way of merger, acquisition or sale of all or substantially all of its assets. The terms of this Agreement shall be binding upon assignees.

17.            The Receiving Party will not export, directly or indirectly, any U.S. technical data acquired pursuant to this Agreement, or any products utilizing such data, in violation of the United States export laws or regulations.

18.            All notices or reports permitted or required under this Agreement will be in writing, shall refer specifically to this Agreement and will be delivered by personal delivery, electronic mail, facsimile transmission or by certified or registered mail, return receipt requested, and will be deemed given only if hand delivered or sent by an internationally recognized overnight delivery service, costs prepaid, addressed to the applicable Party at its address set forth below and sent to the attention of John Taylor, Head of Search and Evaluation, Business Development, (with respect to AstraZeneca), or to Elizabeth Bekiroglu, General Counsel, (with respect to the Company). A copy of the communication shall also be emailed to AstraZeneca at legalnotices@astrazeneca.com. Such notice shall be deemed to have been given as of the date delivered by hand, or on the second business day (at the place of delivery) after deposit with an internationally recognized overnight delivery service, whichever is the earlier. Notices will be sent to the addresses set forth at the end of this Agreement or such other address as either Party may specify in writing.

19.            Each Party agrees that the software programs of the other Party contain valuable confidential information and each Party agrees that it will not modify, reverse engineer, decompile, create other works from, or disassemble any software programs contained in the Confidential Information of the other Party without the prior written consent of the other Party.

20.            This Agreement is the final, complete and exclusive agreement of the Parties with respect to the subject matters hereof and supersedes and merges all prior discussions between the Parties with respect to such matters. No modification of or amendment to this Agreement will be effective unless in writing and signed by the Party to be charged.

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The parties have executed this Mutual Non-Disclosure Agreement as of the Effective Date.

COMPANY:

Icosavax, Inc.

By:	/s/ Cassia Cearley
	Name:	Cassia Cearley
	Title:	Chief Business Officer

Address:	1616 Eastlake Ave E Suite 208 Seattle WA 98102

OTHER PARTY: AstraZeneca UK Limited

John Taylor
Name of Other Party (Please Print)

/s/ John Taylor
Signature

Global Search & Evaluation. RIA. BDL
Title (if applicable)

Address:	1 Francis Crick Avenue,
Cambridge Biomedical Campus,
Cambridge, England CB2 0AA